EXHIBIT 23.1

Consent of Independent Certified Public Accountants

We have issued our reports dated February 18, 1998 accompanying the consolidated financial statements and schedule of Michael Foods, Inc. and subsidiaries which are incorporated by reference or included in the Annual Report on Form 10-K of Michael Foods, Inc. for the year ended December 31, 1997. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Michael Foods, Inc. on Forms S-8 (File No. 33-31914 effective November 21, 1989, and March 25, 1997 as amended; File Nos. 33-64076 and 33-64078 effective June 9, 1993, and March 25, 1997 as amended; File No. 33-57969 effective March 7, 1995, and March 25, 1997 as amended; and File No. 333-23949 effective March 25, 1997).

                                                /s/GRANT THORNTON  LLP

Minneapolis, Minnesota
February 18, 1998